Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS SECOND QUARTER 2022

EARNINGS PER DILUTED SHARE OF $3.30

Operating Ratio Improves to 69.5%

THOMASVILLE, N.C. (July 27, 2022) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2022.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share amounts)	2022	2021	% Chg.	2022	2021	% Chg.
Total revenue	$1,667,448	$1,319,409	26.4%	$3,164,728	$2,445,924	29.4%
LTL services revenue	$1,644,659	$1,299,760	26.5%	$3,120,440	$2,409,382	29.5%
Other services revenue	$22,789	$19,649	16.0%	$44,288	$36,542	21.2%
Operating income	$508,705	$366,044	39.0%	$914,323	$635,701	43.8%
Operating ratio	69.5%	72.3%		71.1%	74.0%
Net income	$376,078	$269,576	39.5%	$675,829	$468,935	44.1%
Diluted earnings per share	$3.30	$2.31	42.9%	$5.90	$4.01	47.1%
Diluted weighted average shares outstanding	113,805	116,561	(2.4)%	114,485	116,907	(2.1)%

“Old Dominion’s financial results for the second quarter of 2022 include new Company records for revenue and profitability,” said Greg C. Gantt, President and Chief Executive Officer. “We produced these results by continuing to execute on our long-term strategic plan and delivering superior service at a fair price. Demand for our service remained strong throughout the quarter, which helped support a steady trend with our volumes and consistent yield improvement. The quality of our revenue growth, combined with our disciplined control over costs, allowed us to produce a sub-70% quarterly operating ratio for the first time in our Company’s history.

“The 26.4% increase in revenue for the second quarter was primarily due to a 22.6% increase in LTL revenue per hundredweight and a 2.8% increase in LTL tons per day. While the significant increase in the price of diesel fuel impacted our yield metrics, the 9.3% increase in LTL revenue per hundredweight, excluding fuel surcharges, reflects the success of our long-term pricing strategy. We remain focused on consistently increasing our yield to offset cost inflation and to support our ongoing investments in capacity, which we believe are necessary to achieve our long-term market share initiatives.

“Our operating ratio improved to 69.5% for the second quarter of 2022, with most of our cost categories improving as a percent of revenue. Our salaries, wages and benefit costs as a percent of revenue improved to 42.3% from 46.4% in the second quarter of 2021, and our purchased transportation costs improved 70 basis points to 2.6% of revenue. These changes more than offset the increase in operating supplies and expenses as a percent of revenue that primarily resulted from the

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ODFL Reports Second Quarter Financial Results

July 27, 2022

significant increase in the cost of diesel fuel and other petroleum-based products during the quarter. The combination of revenue growth and improved operating ratio drove the 42.9% increase in our earnings per diluted share to $3.30 for the second quarter.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $427.3 million for the second quarter of 2022 and $816.1 million for the first half of the year. The Company had $196.1 million in cash and cash equivalents at June 30, 2022.

Capital expenditures were $229.4 million for the second quarter of 2022 and $323.1 million for the first half of the year. The Company expects its aggregate capital expenditures for 2022 to total approximately $835 million, including planned expenditures of $300 million for real estate and service center expansion projects; $485 million for tractors and trailers; and $50 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the second quarter of 2022 through its share repurchase and dividend programs. For the first six months of this year, the cash utilized for shareholder return programs included $731.9 million of share repurchases and $68.0 million of cash dividends.

Summary

Mr. Gantt concluded, “Old Dominion produced strong profitable growth during the second quarter by consistently executing on our long-term strategic plan. Our relentless focus on providing superior service at a fair price has created an unmatched value proposition within our industry. This value offering, combined with our available network capacity, has positioned us to win additional market share in the future. To support our long-term growth initiatives, however, we must continue to consistently invest in our OD Family of employees, our fleet, and our service center network. We are committed to the disciplined execution of these business fundamentals and, as a result, we are confident that we can drive additional growth in our earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through August 3, 2022, at (877) 344-7529, Access Code 7163281.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various risks related to public health epidemics, pandemics and similar outbreaks, including the continuing impact of the COVID-19 pandemic; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) the availability and cost of new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (6) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (7) the availability and price of diesel fuel and our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (8) seasonal trends in the LTL industry, including harsh weather conditions and disasters; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) decreases in demand for, and the value of, used equipment; (11) our ability to successfully consummate and integrate acquisitions; (12) the costs and potential liabilities related to our international business relationships; (13) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (14) the competitive environment with respect to our industry, including pricing pressures; (15) various economic factors such

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ODFL Reports Second Quarter Financial Results

July 27, 2022

as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (16) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (17) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (18) our ability to retain our key employees and continue to effectively execute our succession plan; (19) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (20) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (21) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (22) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”) could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (23) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (24) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (25) the effects of legal, regulatory or market responses to climate change concerns; (26) the increase in costs associated with healthcare legislation and other mandated benefits; (27) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (28) the impact of changes in tax laws, rates, guidance and interpretations; (29) the concentration of our stock ownership with the Congdon family; (30) the ability or the failure to declare future cash dividends; (31) fluctuations in the amount and frequency of our stock repurchases; (32) volatility in the market value of our common stock; (33) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Second Quarter Financial Results

July 27, 2022

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year to Date
(In thousands, except per share amounts)	2022		2021		2022		2021
Revenue	$1,667,448	100.0%	$1,319,409	100.0%	$3,164,728	100.0%	$2,445,924	100.0%

Operating expenses:
Salaries, wages & benefits	705,710	42.3%	611,518	46.4%	1,385,899	43.8%	1,157,177	47.3%
Operating supplies & expenses	236,712	14.2%	137,577	10.4%	428,069	13.5%	261,733	10.7%
General supplies & expenses	39,116	2.3%	34,427	2.6%	74,629	2.4%	65,595	2.7%
Operating taxes & licenses	34,952	2.1%	33,256	2.5%	70,028	2.2%	64,522	2.6%
Insurance & claims	16,964	1.0%	14,983	1.2%	33,071	1.0%	27,905	1.2%
Communications & utilities	9,898	0.6%	8,390	0.6%	19,774	0.6%	16,586	0.7%
Depreciation & amortization	68,310	4.1%	63,947	4.9%	135,650	4.3%	127,934	5.2%
Purchased transportation	42,681	2.6%	43,927	3.3%	95,181	3.0%	78,641	3.2%
Miscellaneous expenses, net	4,400	0.3%	5,340	0.4%	8,104	0.3%	10,130	0.4%

Total operating expenses	1,158,743	69.5%	953,365	72.3%	2,250,405	71.1%	1,810,223	74.0%

Operating income	508,705	30.5%	366,044	27.7%	914,323	28.9%	635,701	26.0%

Non-operating expense (income):
Interest expense	213	0.0%	465	0.0%	286	0.0%	972	0.0%
Interest income	(471)	(0.0)%	(196)	(0.0)%	(600)	(0.0)%	(482)	(0.0)%
Other expense, net	750	0.0%	1,387	0.1%	1,355	0.0%	1,515	0.1%

Income before income taxes	508,213	30.5%	364,388	27.6%	913,282	28.9%	633,696	25.9%

Provision for income taxes	132,135	7.9%	94,812	7.2%	237,453	7.5%	164,761	6.7%

Net income	$376,078	22.6%	$269,576	20.4%	$675,829	21.4%	$468,935	19.2%

Earnings per share:
Basic	$3.33		$2.33		$5.94		$4.04
Diluted	$3.30		$2.31		$5.90		$4.01

Weighted average outstanding shares:
Basic	113,079		115,821		113,745		116,157
Diluted	113,805		116,561		114,485		116,907

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ODFL Reports Second Quarter Financial Results

July 27, 2022

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2022	2021	% Chg.	2022	2021	% Chg.
Work days	64	64	0.0%	128	127	0.8%
Operating ratio	69.5%	72.3%		71.1%	74.0%
LTL intercity miles (1)	194,726	178,938	8.8%	378,333	340,111	11.2%
LTL tons (1)	2,672	2,598	2.8%	5,325	4,930	8.0%
LTL tonnage per day	41,746	40,600	2.8%	41,600	38,819	7.2%
LTL shipments (1)	3,398	3,307	2.8%	6,738	6,211	8.5%
LTL shipments per day	53,096	51,672	2.8%	52,643	48,903	7.6%
LTL revenue per intercity mile	$8.45	$7.29	15.9%	$8.29	$7.12	16.4%
LTL revenue per hundredweight	$30.78	$25.10	22.6%	$29.46	$24.56	20.0%
LTL revenue per hundredweight, excluding fuel surcharges	$23.69	$21.67	9.3%	$23.40	$21.36	9.6%
LTL revenue per shipment	$484.08	$394.49	22.7%	$465.63	$389.94	19.4%
LTL revenue per shipment, excluding fuel surcharges	$372.56	$340.48	9.4%	$369.84	$339.06	9.1%
LTL weight per shipment (lbs.)	1,572	1,571	0.1%	1,580	1,588	(0.5)%
Average length of haul (miles)	934	930	0.4%	937	929	0.9%
Average active full-time employees	24,893	21,621	15.1%	24,585	21,050	16.8%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2022	2021
Cash and cash equivalents	$196,134	$462,564
Short-term investments	224,391	254,433
Other current assets	788,565	666,790
Total current assets	1,209,090	1,383,787
Net property and equipment	3,378,732	3,215,686
Other assets	206,045	222,071
Total assets	$4,793,867	$4,821,544

Current maturities of long-term debt	$20,000	$—
Other current liabilities	608,178	464,234
Total current liabilities	628,178	464,234
Long-term debt	79,955	99,947
Other non-current liabilities	529,905	577,556
Total liabilities	1,238,038	1,141,737
Equity	3,555,829	3,679,807
Total liabilities & equity	$4,793,867	$4,821,544

Note: The financial and operating statistics in this press release are unaudited.

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